Exhibit 4.2

INTERNATIONAL ALUMINUM CORPORATION
2001 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Name of Optionee:

Nature of Option: ☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Shares Subject to Option:	shares of Common Stock, subject to adjustment as provided in Section 10 of the Plan (the “Option Shares”).

Exercise Price:	$ per share

Date of Grant:	, 20

Vesting Schedule: Stock Option Becomes Vested and Exercisable as to:	shares on , 20 shares on , 20 shares on , 20 shares on , 20 shares on , 20

Expiration Date:	, 20

This Stock Option Agreement (this “Agreement”) is executed and delivered as of                         , 200   by and between International Aluminum Corporation, a California corporation (the “Company”), and the Optionee.  The Optionee and the Company hereby agree as follows:

1.             The Company, pursuant to the International Aluminum Corporation 2001 Stock Option Plan (the “Plan”), hereby grants to the Optionee an option (the “Option”) to purchase the Option Shares at the Exercise Price, each as indicated above.

2.             The nature of the Option is as indicated above.

3.             The Option shall terminate, subject to the provisions of the Plan, no later than at the close of business on the Expiration Date indicated above.

4.             The Optionee shall comply with and be bound by all the terms and conditions contained in this Agreement and in the Plan, which is hereby incorporated by reference herein.

5.             Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices.  Any notice by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed to the Optionee at the address last specified to the Company by the Optionee.

6.             The validity and construction of this Agreement shall be governed by the laws of the State of California.

7.             Capitalized terms used herein but not otherwise defined shall have the meanings given such terms in the Plan.

8.             This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  By signing this Agreement, the Optionee accepts and agrees to all of the foregoing terms and provisions and to all of the terms and provisions of the Plan incorporated herein by reference and confirms that he or she has received a copy of the Plan.

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed by a duly authorized representative and the Optionee has hereunto set his or her hand as of the date here above first written.

INTERNATIONAL ALUMINUM CORPORATION:

By:
Name:
Title:

OPTIONEE: